Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EastGroup Properties, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, consolidated financial statement schedules and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Jackson, Mississippi

February 14, 2014